EXHIBIT 99.1

Spirit Airlines Reports First Quarter 2018 Results

MIRAMAR, Fla., April 26, 2018 - Spirit Airlines, Inc. (NYSE: SAVE) today reported first quarter 2018 financial results.

•
For the first quarter 2018, Spirit reported a GAAP net loss of $44.9 million (loss of $0.66 per diluted share). Excluding special items, first quarter 2018 net income was $29.9 million ($0.44 per diluted share)[1].

•	GAAP operating margin for the first quarter 2018 was negative 5.5 percent. Excluding special items, operating margin for the first quarter 2018 was 7.3 percent[1].

•	Spirit ended the first quarter 2018 with unrestricted cash, cash equivalents, and short-term investments of $999.7 million.

“We ran a very good operation in the first quarter 2018, despite numerous winter storms. We achieved a record high March DOT on-time performance of 85.1 percent, an increase of 10.1 percentage points year over year, contributing to a record high first quarter DOT on-time performance of 83.4 percent.  I congratulate and thank the Spirit family for delivering this operational excellence.  I’m also pleased to say that during the quarter, we finalized a five-year contract with our pilot union.  This new contract provides our pilots increased wage rates and gives the Company the platform to further improve our operational reliability,” said Robert Fornaro, Spirit’s Chief Executive Officer.

Revenue Performance
For the first quarter 2018, Spirit's total operating revenue was $704.1 million, an increase of 19.4 percent compared to the first quarter 2017, driven by a 14.4 percent increase in flight volume.

Total revenue per available seat mile ("TRASM") for the first quarter 2018 decreased 2.4 percent compared to the same period last year, primarily driven by a 1.7 percent decrease in operating yields and a 4.1 percent increase in average stage length. During the first quarter 2018, the Company's results benefited from the calendar shift of Easter by approximately 200 basis points.

On a per passenger flight segment basis, total revenue for the first quarter 2018 increased 1.7 percent year over year to $107.71, driven by non-ticket revenue per passenger flight segment increasing 5.9 percent to $55.292, partially offset by fare revenue per passenger flight segment decreasing 2.4 percent to $52.42.

Cost Performance
For the first quarter 2018, total GAAP operating expense, including special items of $90.0 million3, increased 39.8 percent, or $211.3 million year over year to $742.9 million. The year-over-year increase in GAAP operating expense was primarily driven by special charges in connection with the new pilot agreement approved in February 2018; increased flight volume; and higher fuel rates.

Adjusted operating expense for the first quarter 2018 increased 24.2 percent, or $127.2 million to $652.9 million4. The year-over-year increase in adjusted operating expense was primarily driven by increases in flight volume, salaries, wages and benefits, and fuel rates. In addition, higher rates for crew lodging and ground handling, along with greater deicing expense, drove an increase in other operating expense.

Aircraft fuel expense increased in the first quarter 2018 by 46.4 percent, or $64.9 million, compared to the same period last year, due to a 21.5 percent increase in the cost of fuel per gallon and a 20.2 percent increase in fuel gallons consumed.

Spirit reported first quarter 2018 cost per available seat mile ("ASM"), excluding special items and fuel (“Adjusted CASM ex-fuel”), of 5.33 cents4, a decrease of 5.0 percent compared to the same period last year. The decrease year over year was primarily driven by lower aircraft rent per ASM.

Labor
Spirit and its pilots, represented by the Air Line Pilots Association, announced the ratification of a new five-year working agreement in February 2018.

Fleet
Spirit took delivery of five new A321ceo aircraft and one new A320ceo aircraft during the first quarter 2018, ending the quarter with 118 aircraft in its fleet.

Aircraft Agreement
On March 28, 2018, the Company entered into an agreement with an aircraft lessor to purchase 14 A319 aircraft, which the Company was operating under lease agreements. The purchases of all 14 aircraft are scheduled throughout the second quarter of 2018, for an aggregate gross purchase price of $285.0 million, which will be reduced by the application of maintenance reserves and security deposits held by the lessor. Effective March 31, 2018, the lease agreements associated with these aircraft will be classified as capital leases on the balance sheet until the closing of each individual sale. All transactions are anticipated to be completed prior to June 30, 2018.

Recent New Routes and Service Announcements
Columbus, Ohio - Fort Lauderdale (02/15/2018)
Columbus, Ohio - Orlando (02/15/2018)
Columbus, Ohio - Las Vegas (02/15/2018)
Columbus, Ohio - Fort Myers (02/15/18)*
Columbus, Ohio - Tampa (02/15/2018)*
Richmond - Fort Lauderdale (03/15/2018)
Richmond - Orlando (03/15/2018)
Fort Lauderdale - Guayaquil, Ecuador (03/22/2018)
Baltimore - Denver (03/22/2018)
Baltimore - Montego Bay (03/22/2018)
Columbus, Ohio - Myrtle Beach (03/22/2018)*
Columbus, Ohio - New Orleans (03/22/2018)*
Atlantic City - New Orleans (04/12/2018)
Fort Lauderdale - St. Croix, U.S. Virgin Islands (05/24/2018)

* Indicates seasonal service

Conference Call/Webcast Detail
Spirit will conduct a conference call to discuss these results today, April 26, 2018, at 9:30 a.m. ET. A live audio webcast of the conference call will be available to the public on a listen-only basis at http://ir.spirit.com. An archive of the webcast will be available under Webcasts & Presentations for 60 days.

About Spirit Airlines:
Spirit Airlines (NYSE: SAVE) is committed to offering the lowest total price to the places we fly, on average much lower than other airlines. Our customers start with an unbundled, stripped-down Bare Fare™ and get Frill Control™ which allows them to pay only for the options they choose - like bags, seat assignments and refreshments - the things other airlines bake right into their ticket prices. We help people save money and travel more often, create new jobs and stimulate business growth in the communities we serve. With our Fit Fleet™, the youngest fleet of any major U.S. airline, we operate more than 500 daily flights to 65 destinations in the U.S., Latin America and the Caribbean. Come save with us at www.spirit.com.

Investors are encouraged to read the Company's periodic and current reports filed with or furnished to the Securities and Exchange Commission, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, for additional information regarding the Company.

End Notes
(1) See "Reconciliation of Adjusted Net Income, Adjusted Pre-tax Income, and Adjusted Operating Income to GAAP Net Income" table below for more details.
(2) See "Calculation of Total Non-ticket Revenue per Passenger Segment" table below for more details.

(3)	See "Special Items" table for more details.
(4) See "Reconciliation of Adjusted Operating Expense to GAAP Operating Expense" table below for more details.

Forward-Looking Statements
Statements in this release and certain oral statements made from time to time by representatives of the Company contain various forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the Securities Act), and Section 21E of the Securities Exchange Act of 1934, as amended (the Exchange Act), which are subject to the “safe harbor” created by those sections. Forward-looking statements are based on our management’s beliefs and assumptions and on information currently available to our management. All statements other than statements of historical facts are “forward-looking statements” for purposes of these provisions. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “project,” “predict,” “potential,” and similar expressions intended to identify forward-looking statements. Such forward-looking statements are subject to risks, uncertainties and other important factors that could cause actual results and the timing of certain events to differ materially from future results expressed or implied by such forward-looking statements. Furthermore, such forward-looking statements speak only as of the date of this release. Except as required by law, we undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements. Risks or uncertainties (i) that are not currently known to us, (ii) that we currently deem to be immaterial, or (iii) that could apply to any company, could also materially adversely affect our business, financial condition, or future results. References in this report to “Spirit,” “we,” “us,” “our,” or the “Company” shall mean Spirit Airlines, Inc., unless the context indicates otherwise. Additional information concerning certain factors is contained in the Company's Securities and Exchange Commission filings, including but not limited to the Company's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K.

SPIRIT AIRLINES, INC.
Condensed Statement of Operations
(unaudited, in thousands, except per share data)

	Three Months Ended
	March 31,		Percent
	2018	2017	Change
Operating revenues:
Passenger	$689,141	$572,287	20.4
Other	14,997	17,670	(15.1)
Total operating revenues	704,138	589,957	19.4

Operating expenses:
Aircraft fuel	204,646	139,782	46.4
Salaries, wages and benefits	155,096	127,138	22.0
Aircraft rent	50,191	57,070	(12.1)
Landing fees and other rents	49,630	40,448	22.7
Depreciation and amortization	39,373	31,509	25.0
Maintenance, materials and repairs	29,710	26,312	12.9
Distribution	30,631	25,772	18.9
Special charges	89,168	4,776	nm
Loss on disposal of assets	848	1,105	nm
Other operating	93,642	77,703	20.5
Total operating expenses	742,935	531,615	39.8

Operating income (loss)	(38,797)	58,342	(166.5)

Other (income) expense:
Interest expense	17,849	12,473	43.1
Capitalized interest	(2,252)	(3,580)	(37.1)
Interest income	(4,066)	(1,313)	209.7
Other expense	133	3	nm
Special charges, non-operating	9,201	—	nm
Total other (income) expense	20,865	7,583	175.2

Income (loss) before income taxes	(59,662)	50,759	(217.5)
Provision (benefit) for income taxes	(14,740)	19,498	(175.6)

Net income (loss)	$(44,922)	$31,261	(243.7)
Basic earnings per share	$(0.66)	$0.45	(246.7)
Diluted earnings per share	$(0.66)	$0.45	(246.7)

Weighted average shares, basic	68,222	69,348	(1.6)
Weighted average shares, diluted	68,222	69,592	(2.0)

SPIRIT AIRLINES, INC.
Condensed Statements of Comprehensive Income
(unaudited, in thousands)

	Three Months Ended
	March 31,
	2018	2017
Net income (loss)	$(44,922)	$31,261
Unrealized gain (loss) on short-term investment securities, net of deferred taxes of ($8) and ($8)	(23)	(13)
Interest rate derivative loss reclassified into earnings, net of taxes of $21 and $31	58	53
Other comprehensive income (loss)	$35	$40
Comprehensive income (loss)	$(44,887)	$31,301

SPIRIT AIRLINES, INC.
Condensed Balance Sheets
(unaudited, in thousands)

	March 31,	December 31,
	2018	2017
Assets
Current assets:
Cash and cash equivalents	$898,457	$800,849
Short-term investment securities	101,254	100,937
Accounts receivable, net	52,313	49,323
Aircraft maintenance deposits, net	95,167	175,615
Income tax receivable	69,844	69,844
Prepaid expenses and other current assets	81,806	85,542
Total current assets	1,298,841	1,282,110

Property and equipment:
Flight equipment	2,853,431	2,291,110
Ground property and equipment	161,398	155,166
Less accumulated depreciation	(235,532)	(207,808)
	2,779,297	2,238,468
Deposits on flight equipment purchase contracts	205,040	253,687
Long-term aircraft maintenance deposits	149,751	150,617
Deferred heavy maintenance, net	138,942	99,915
Other long-term assets	82,560	121,003
Total assets	$4,654,431	$4,145,800

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$31,674	$22,822
Air traffic liability	357,193	263,711
Current maturities of long-term debt and capital leases	280,281	115,430
Other current liabilities	378,178	262,370
Total current liabilities	1,047,326	664,333

Long-term debt, less current maturities	1,570,926	1,387,498
Deferred income taxes	292,888	308,814
Deferred gains and other long-term liabilities	23,486	22,581
Shareholders’ equity:
Common stock	7	7
Additional paid-in-capital	363,230	360,153
Treasury stock, at cost	(66,813)	(65,854)
Retained earnings	1,424,810	1,469,732
Accumulated other comprehensive loss	(1,429)	(1,464)
Total shareholders’ equity	1,719,805	1,762,574
Total liabilities and shareholders’ equity	$4,654,431	$4,145,800

SPIRIT AIRLINES, INC.
Condensed Statement of Cash Flows (unaudited, in thousands)

	Three Months Ended March 31,
	2018	2017
Operating activities:
Net income	$(44,922)	$31,261
Adjustments to reconcile net income to net cash provided by operations:
Losses reclassified from other comprehensive income	79	84
Stock-based compensation	3,075	2,816
Allowance for doubtful accounts (recoveries)	(7)	(30)
Amortization of deferred gains and losses and debt issuance costs	1,624	3,351
Depreciation and amortization	39,373	31,509
Deferred income tax expense (benefit)	(20,266)	19,474
Loss on disposal of assets	848	1,105
Lease termination costs	—	4,776
Special charges, non-operating	9,201	—

Changes in operating assets and liabilities:
Accounts receivable	(2,983)	(7,526)
Aircraft maintenance deposits, net	14,844	(12,774)
Prepaid income taxes	—	(846)
Long-term deposits and other assets	3,512	(13,559)
Deferred heavy maintenance	(50,712)	(9,558)
Accounts payable	6,227	18,937
Air traffic liability	93,483	104,285
Other liabilities	117,779	(382)
Other	(20)	115
Net cash provided by operating activities	171,135	173,038
Investing activities:
Purchase of available-for-sale investment securities	(30,853)	(24,490)
Proceeds from the maturity of available-for-sale investment securities	30,504	24,219
Pre-delivery deposits for flight equipment, net of refunds	(41,580)	(44,752)
Capitalized interest	(1,500)	(1,647)
Purchase of property and equipment	(237,221)	(111,141)
Net cash used in investing activities	(280,650)	(157,811)
Financing activities:
Proceeds from issuance of long-term debt	227,128	115,526
Proceeds from stock options exercised	2	—
Payments on debt and capital lease obligations	(18,847)	(10,235)
Repurchase of common stock	(959)	(1,034)
Debt issuance costs	(201)	(2,274)
Net cash provided by financing activities	207,123	101,983
Net (decrease) increase in cash and cash equivalents	97,608	117,210
Cash and cash equivalents at beginning of period	800,849	700,900
Cash and cash equivalents at end of period	$898,457	$818,110
Supplemental disclosures
Cash payments for:
Interest, net of capitalized interest	$8,569	$3,943
Income taxes paid, net of refunds	$679	$2,881
Non-cash transactions:
Capital expenditures funded by capital lease borrowings	$(237,042)	$(130)

Certain prior period amounts have been reclassified to conform to the current year's presentation.

SPIRIT AIRLINES, INC.
Selected Operating Statistics (unaudited)

	Three Months Ended March 31,
Operating Statistics	2018	2017	Change
Available seat miles (ASMs) (thousands)	8,408,764	6,875,899	22.3%
Revenue passenger miles (RPMs) (thousands)	6,813,519	5,613,422	21.4%
Load factor (%)	81.0	81.6	(0.6	) pts
Passenger flight segments (thousands)	6,537	5,570	17.4%
Block hours	122,954	104,035	18.2%
Departures	44,982	39,330	14.4%
Total operating revenue per ASM (TRASM) (cents)	8.37	8.58	(2.4)%
Average yield (cents)	10.33	10.51	(1.7)%
Average fare revenue per passenger flight segment ($)	52.42	53.69	(2.4)%
Average non-ticket revenue per passenger flight segment ($)	55.29	52.23	5.9%
Total revenue per passenger flight segment ($)	107.71	105.92	1.7%
CASM (cents)	8.84	7.73	14.4%
Adjusted CASM (cents) (1)	7.76	7.65	1.4%
Adjusted CASM ex-fuel (cents) (2)	5.33	5.61	(5.0)%
Fuel gallons consumed (thousands)	95,003	79,064	20.2%
Average economic fuel cost per gallon ($)	2.15	1.77	21.5%
Aircraft at end of period	118	100	18.0%
Average daily aircraft utilization (hours)	12.0	11.9	0.8%
Average stage length (miles)	1,025	985	4.1%

(1)	Excludes special items.

(2)	Excludes economic fuel expense and special items.

The Company is providing a reconciliation of GAAP financial information to non-GAAP financial information as it believes that non-GAAP financial measures provide management and investors the ability to measure the performance of the Company on a consistent basis. These non-GAAP financial measures have limitations as analytical tools. Because of these limitations, determinations of the Company's operating performance excluding unrealized gains and losses or special items should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP.
Special Items
(unaudited)

	Three Months Ended
	March 31,
(in thousands)	2018	2017
Operating special items include the following:
Loss on disposal of assets	848	1,105
Operating special charges (1)	89,168	4,776
Total operating special items	$90,016	$5,881
Non-operating special items include the following:
Non-operating special charges (2)	9,201	—
Total non-operating special items	$9,201	$—

Total special items	$99,217	$5,881

(1)
Operating special charges for the first quarter of 2018 consisted of $89.2 million recognized in connection with the new pilot agreement approved in February 2018. The total amount includes a one-time $80.7 million ratification incentive bonus, including payroll taxes, and a $8.5 million adjustment related to other contractual provisions. Operating special charges for the first quarter of 2017 primarily consisted of lease termination costs.

(2)
Non-operating special charges for the first quarter 2018 are related to the purchase of 14 A319-100 aircraft. The contract was deemed a lease modification which resulted in a change of classification from operating leases to capital leases for the 14 aircraft.

Reconciliation of Adjusted Operating Expense to GAAP Operating Expense
(unaudited)

	Three Months Ended
	March 31,
(in thousands, except CASM data in cents)	2018	2017
Total operating expenses, as reported	$742,935	$531,615
Less operating special items	90,016	5,881
Adjusted operating expenses, non-GAAP (1)	652,919	525,734
Less: Economic fuel expense	204,646	139,782
Adjusted operating expenses excluding fuel, non-GAAP (2)	$448,273	$385,952

Available seat miles	8,408,764	6,875,899

CASM (cents)	8.84	7.73
Adjusted CASM (cents) (1)	7.76	7.65
Adjusted CASM ex-fuel (cents) (2)	5.33	5.61

(1)	Excludes operating special items.

(2)	Excludes operating special items and economic fuel expense.

Reconciliation of Adjusted Net Income, Adjusted Pre-Tax Income, and Adjusted Operating Income to GAAP Net Income
(unaudited)

	Three Months Ended
	March 31,
(in thousands, except per share data)	2018	2017
Net income (loss), as reported	$(44,922)	$31,261
Add: Provision (benefit) for income taxes	(14,740)	19,498
Income (loss) before income taxes, as reported	(59,662)	50,759
Pre-tax margin	(8.5)%	8.6%
Add special items (1)	$99,217	$5,881
Adjusted income before income taxes, non-GAAP (2)	39,555	56,640
Adjusted pre-tax margin, non-GAAP (2)	5.6%	9.6%
Add: Total other (income) expense (3)	11,664	7,583
Adjusted operating income, non-GAAP (4)	51,219	64,223
Adjusted operating margin, non-GAAP (4)	7.3%	10.9%

Provision for income taxes	9,612	21,757
Adjusted net income, non-GAAP (2)	$29,943	$34,883

Weighted average shares, diluted	68,222	69,592

Adjusted net income per share, diluted (2)	$0.44	$0.50

Total operating revenues	$704,138	$589,957

(1)	See "Special Items" for more details.

(2)	Excludes operating and non-operating special items.

(3)	Excludes non-operating special items.

(4)	Excludes operating special items.

Calculation of Total Non-Ticket Revenue per Passenger Segment
(unaudited)

	Three Months Ended March 31,
	2018	2017
	(in thousands, except per segment data)
Operating revenue
Fare	$342,695	$299,035
Non-fare	346,446	273,252
Total passenger revenue	689,141	572,287
Other revenue	14,997	17,670
Total operating revenue	$704,138	$589,957

Non-ticket revenue (1)	$361,443	$290,922

Passenger segments	6,537	5,570

Total non-ticket revenue per passenger segment ($)	$55.29	$52.23

(1)	Non-ticket revenue equals the sum of non-fare passenger revenue and other revenue.

The Company tracks a non-GAAP calculation of Return on Invested Capital ("ROIC"), as a way of measuring our efficiency in delivering returns and in allocating capital. We calculate ROIC as Adjusted Operating Income (non-GAAP), divided by Total Invested Capital (non-GAAP), on a pre-tax and after-tax basis, expressed as a percentage.
Because a substantial portion of our aircraft fleet is held under operating leases, which do not appear on the balance sheet, a GAAP-based calculation of our total capital deployed may be considered understated (which would have the effect of overstating ROIC, if calculated solely using GAAP line items). Accordingly, we adjust our total capital, the denominator of the ROIC measurement, by capitalizing operating leases at a multiple of seven times our aircraft rent expense, a measure used commonly in the airline industry and by analysts.
To calculate Adjusted Operating Income (non-GAAP), we add back aircraft rent to GAAP operating income, consistent with the adjustment to total capital discussed above. In order to remove the effects of non-recurring gains and losses that may affect GAAP operating income, we also exclude special items from Adjusted Operating Income (non-GAAP). We present Adjusted Operating Income (non-GAAP) on a pre-tax basis and present Adjusted Operating Income (non-GAAP) on an after-tax basis, using our effective tax rate for the period.

Calculation of Return on Invested Capital, non-GAAP
(unaudited)

Twelve Months Ended
(in thousands)	March 31, 2018
Operating income	$287,686
Add operating special items (1)	96,846
Adjustment for aircraft rent	203,058
Adjusted operating income, non-GAAP	587,590
Tax (35.4%)	208,007
Adjusted operating income, after-tax, non-GAAP	$379,583
Invested capital:
Adjusted total debt (2)	$1,707,416
Book equity	1,719,805
Less: Unrestricted cash, cash equivalents & short-term investments	999,711
Add: Capitalized aircraft operating leases (7x Aircraft Rent)	1,421,406
Total invested capital, non-GAAP	$3,848,916

Return on invested capital (ROIC), pre-tax, non-GAAP	15.3%
Return on invested capital (ROIC), after-tax, non-GAAP	9.9%

(1)	See "Special Items" for more details

(2)	Excludes the effect of temporarily capitalizing the leases associated with the purchase of 14 leased A319 aircraft. Aircraft rent associated with these aircraft is included in aircraft rent.

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